EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 10, 2006, with respect to the consolidated financial statements of Peoples Bancorp, Inc., Peoples Bancorp, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Peoples Bancorp, Inc. incorporated by reference in Post-Effective Amendment No. 3 to the Registration Statement (Form S-3 No. 033-54003) and related Prospectus of Peoples Bancorp, Inc. for the registration of 286,053 shares of its common stock.

                                                         /s/ Ernst & Young LLP

Charleston, West Virginia
March 20, 2006